News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
SECOND QUARTER 2012 RESULTS

●	Loss per diluted share for second quarter 2012 of $0.80
●	Premium deficiency reserves of $13 million
●	Quarterly premium revenues of $1.5 billion, up 32% over 2011
●	Aggregate membership up 13% over 2011
●	Cash provided by operating activities up $155 million over 2011

Long Beach, California (July 26, 2012) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the second quarter and six months ended June 30, 2012.

Net loss for the quarter was $37.3 million, or $0.80 per diluted share, compared with net income of $17.4 million, or $0.38 per diluted share, for the quarter ended June 30, 2011.

“The second quarter of 2012 illustrated both the opportunities and the challenges facing Molina Healthcare today,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc.  “The opportunities before us are clear.  The renewal of our contract in Ohio, the continued development of the dual eligible opportunity across many of our markets, our entry into the Florida Nursing Home Diversion Program, the certification of our Idaho MMIS, and the Supreme Court’s decision upholding many aspects of the Affordable Care Act make it clear that our company’s revenue potential is far greater than it ever has been.  However, developments in Texas during the second quarter emphasize the importance of adequate rates and disciplined cost control for new populations and markets.  I remain confident that Molina Healthcare will overcome the challenges that come with the many opportunities before us, delivering much improved financial results in the future.”

Earnings Per Share Guidance

Because of uncertainties surrounding the pace at which our medical cost containment initiatives in Texas will take effect, we previously withdrew and are not issuing fiscal year 2012 guidance with respect to matters related to or derived from medical costs, including earnings guidance.

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MOH Reports Second Quarter 2012 Results

July 26, 2012

Overview of Financial Results

The Company’s financial performance in the second quarter of 2012 was impacted by the previously disclosed challenges with the Company’s aged, blind or disabled, or ABD, contracts in Texas, particularly in the Hidalgo and El Paso service areas, and losses in Missouri (where our health plan terminated operations effective June 30, 2012) and in Wisconsin.  The Company believes that its financial performance issues in the quarter were limited to its Texas, Missouri, and Wisconsin health plans. Excluding the Texas, Missouri, and Wisconsin health plans, the Company’s overall medical care ratio was 85.3% and 84.4% for the three and six months ended June 30, 2012, respectively.  The Company will receive rate increases in Texas effective September 1, 2012, which, together with various initiatives to reduce utilization and decrease unit costs, are expected to improve the performance of the Texas health plan.  As stated above, the Company has now exited the Missouri market.

Health Plans Segment Results

Second Quarter 2012 Compared with Second Quarter 2011

Premium Revenue

Premium revenue for the second quarter of 2012 increased 32% over the second quarter of 2011, due primarily to membership increases, a shift in member mix to populations generating higher premium revenue per member per month (PMPM), and increased revenue linked to benefit expansions.

Membership at the Texas health plan more than doubled year over year, while also growing significantly in Ohio and Washington.  Growth in the Company’s ABD membership led to higher premium revenue PMPM in 2012.  ABD membership, as a percent of total membership, has increased over 40% year over year.  Premium revenue PMPM also increased in the second quarter of 2012 as a result of the inclusion of revenue from the pharmacy benefit for the Ohio health plan effective October 1, 2011, and as a result of the inclusion of revenue from the inpatient facility and pharmacy benefits across all of the Texas health plan’s membership effective March 1, 2012.

Medical Care Costs

Medical care costs increased in the second quarter of 2012 primarily due to high costs at the Texas health plan and the addition of the pharmacy benefit in Ohio effective October 1, 2011.  The Company’s medical margin deteriorated year over year primarily due to:

●	Higher medical costs in Texas and higher medical costs for ABD members in California; and
●	Rate decreases of approximately 2% in Ohio effective January 1, 2012, and of approximately 3% in California effective July 1, 2011.

Individual Health Plan Analysis

The Texas health plan added 172,000 members and $255.1 million in revenue year over year.  Most of this growth was due to regional and benefit expansions effective March 1, 2012.  The medical care ratio of the Texas health plan was 109.4% for the second quarter of 2012, compared with 95.0% for the second quarter of 2011.  Because revenues of the Texas health plan constituted nearly 25% of the Company’s total premium revenue for the second quarter of 2012, the high medical care ratio in that state had a disproportionately large impact on the Company’s overall financial results.  Absent $14.1 million of unfavorable prior period development of claims reserves from the first quarter of 2012 and the impact of the $10.0 million premium deficiency reserve discussed below, the medical care ratio of the Texas health plan would have been approximately 102.7% in the second quarter of 2012.

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MOH Reports Second Quarter 2012 Results

July 26, 2012

The following table captures the effect of prior period development and the premium deficiency reserve on the Texas health plan’s medical care ratio and medical care costs for the quarter ended June 30, 2012:

	Texas Results For Quarter Ended June 30, 2012
	Medical Care Ratio	Medical Care Costs
	(Dollars in thousands)
Reported financial performance	109.4%	$393,237
Impact of prior period claims development	(3.9)	(14,100)
Impact of premium deficiency reserve (two months ending August 31, 2012)	(2.8)	(10,000)
Medical ratio and medical care cost adjusted to exclude impact of prior period development and premium deficiency reserve	102.7%	$369,137

As previously disclosed, the Company believes that premium rates associated with the ABD contracts in the Hidalgo and El Paso service areas are not adequate to cover the medical costs associated with serving members under existing conditions.  Utilization of long-term care services, including personal attendant services and adult day health care services, is currently far exceeding the utilization of those services elsewhere in the state and also far exceeding the utilization assumptions used by the state of Texas in the development, and the Company’s evaluation of, premium rates.

The Company recorded a premium deficiency reserve for the Texas health plan at June 30, 2012, of $10.0 million.  This premium deficiency reserve encompasses the two months ending August 31, 2012.  The state of Texas has released preliminary rates effective September 1, 2012.  The Company believes that these preliminary rates, if enacted, will yield a blended rate increase of approximately 6% overall (approximately $7.4 million per month) for the Texas health plan. The Company believes that the premium rates effective in Texas on September 1, 2012, together with various medical cost containment initiatives, will allow the Texas health plan to return to profitability during Texas state fiscal year 2013 (September 1, 2012 through August 31, 2013).  Accordingly, the Company does not believe that a premium deficiency reserve will be required in Texas subsequent to September 1, 2012.

The medical care ratio for the ABD membership in the Hidalgo and El Paso service areas was 139% and 146%, respectively, during the second quarter of 2012.  Absent unfavorable prior period development from the first quarter of 2012 and the premium deficiency reserve, the medical care ratios of the ABD membership in the Hidalgo and El Paso service areas would have been 116% and 133%, respectively, consistent with the Company’s previously disclosed estimates.  The medical care ratio for the aggregate ABD membership in Texas was approximately 119%.  Absent unfavorable prior period development of claims reserves and the premium deficiency reserve, the medical care ratio for the aggregate ABD membership in Texas was approximately 109%.  ABD membership overall constitutes approximately 70% of all Texas health plan revenue.  ABD membership in the Hidalgo and El Paso service areas alone contributed 28% of the Texas health plan’s total revenue for the second quarter of 2012.

The Company estimates that its current monthly loss before taxes for the Texas health plan overall is approximately $14 million, inclusive of payments made under its management services agreement with Molina Healthcare, Inc., the corporate parent of the Texas health plan.  The Company believes that the profitability of the Texas health plan will improve over time by the estimated amounts shown below.  The Company also believes that enrollment may decrease at the Texas health plan during the third quarter of 2012.

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MOH Reports Second Quarter 2012 Results

July 26, 2012

Expected Monthly Increase to Profitability
(In thousands)
Blended rate increase effective September 1, 2012	$7,400
Provider contract changes expected to be effective by December 2012	3,400
Other initiatives (including changes to hospital payments and prior authorizations) expected to be effective by December 2012	3,200
$14,000

The increase in the medical care ratio of the California health plan year over year was primarily due to premium rate reductions effective July 1, 2011, and the mandatory assignment of ABD members previously served under fee-for-service arrangements.  These members were transitioned into managed care plans effective upon their month of birth beginning in June 2011.  The last of these members were transitioned into managed care in May 2012.  The medical care ratio for these new members is approximately 95%, compared with a medical care ratio of approximately 85% for ABD members not subject to mandatory enrollment.  Individuals who are new to managed care often have higher utilization of medical services upon initially enrolling into managed care plans.  Utilization of heath care services is declining, however, for those ABD members added earlier in the mandatory enrollment process.  This data leads the Company to believe that medical care costs will decrease for the mandatory ABD members over time.

Profitability at the Florida health plan improved substantially year over year due to a premium rate increase effective September 1, 2011, the re-contracting of portions of the health plan’s specialty care network, and lower inpatient utilization.

The medical care ratio of the Michigan health plan increased to 87.1% in the second quarter of 2012 from 78.7% in the second quarter of 2011.  The higher medical care ratio in 2012 was the result of a reduction to premium rates that was linked to a decrease in premium taxes, and higher pharmacy and inpatient facility costs.  Partially offsetting the higher medical care ratio was a decrease of $8.7 million in premium tax expense.  Both premium taxes and premium rates were reduced equivalently effective April 1, 2012.  If the reduction to premium rates linked to a decrease in premium taxes had been in effect in the prior year, the medical care ratio for the second quarter of 2011 would have been approximately 82%.

The medical care ratio of the Missouri health plan increased to 104.9% in the second quarter of 2012 compared with 90.2% in the second quarter of 2011.  The increase in the medical care ratio was primarily the result of higher inpatient utilization and high dollar claims.  Unfavorable prior period development of claims reserves from the first quarter of 2012 was $7.6 million in the second quarter of 2012.

Profitability at the New Mexico health plan improved substantially year over year due to the absence in 2012 of contractually required reductions to revenue made in 2011.

The medical care ratio of the Ohio health plan increased to 82.6% for the second quarter of 2012 from 77.6% for the second quarter of 2011.  The increase in the Ohio health plan’s medical care ratio was primarily the result of a 2% rate reduction effective January 1, 2012, together with the assumption of the lower margin pharmacy benefit effective October 1, 2011.  Although the Ohio health plan’s medical care ratio increased in 2012, the medical margin (measured as total premium revenue less total medical care costs) remained constant.

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MOH Reports Second Quarter 2012 Results

July 26, 2012

Absent a one-time revenue benefit of $12.1 million recorded in the second quarter of 2011, the medical care ratio of the Utah health plan decreased to 82.5% in the second quarter of 2012 from 89.4% in the second quarter of 2011.

Lower inpatient facility costs tied to reduced inpatient utilization led the Washington health plan to report improved profitability year over year.

The Wisconsin health plan reported a medical care ratio of 121.1% for the second quarter of 2012 compared with 80.8% for the second quarter of 2011.  The Company believes that premium rates associated with its contract in the state of Wisconsin are not adequate to cover the costs of servicing that contract.  Accordingly, the Company recorded a premium deficiency reserve for the Wisconsin health plan at June 30, 2012, of $3.0 million.  The Wisconsin health plan will receive new premium rates effective January 1, 2013.  Absent the $3.0 million premium deficiency reserve, the medical care ratio of the Wisconsin health plan would have been approximately 105.2% for the second quarter of 2012.

Molina Medicaid Solutions Segment Results

Performance of the Molina Medicaid Solutions segment was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)
Service revenue before amortization	$41,877	$38,434	$84,235	$77,294
Amortization recorded as reduction of service revenue	(153)	(1,546)	(306)	(3,732)
Service revenue	41,724	36,888	83,929	73,562
Cost of service revenue	30,613	39,215	61,107	70,436
General and administrative costs	3,187	1,875	5,207	4,352
Amortization of customer relationship intangibles recorded as amortization	1,282	1,282	2,564	2,564
Operating income (loss)	$6,642	$(5,484)	$15,051	$(3,790)

Operating income for the Company’s Molina Medicaid Solutions segment improved $12.1 million and $18.8 million for the three months and six months ended June 30, 2012, respectively.  This improvement was primarily the result of stabilization of the Company’s newest Medicaid Management Information Systems, or MMIS, in Idaho and Maine.  On July 17, 2012, the Company announced that the Centers for Medicare and Medicaid Services, or CMS, had certified the MMIS implemented by Molina Medicaid Solutions in Idaho retroactive to June 1, 2010.  This certification will allow the state of Idaho to receive 75% federal financial participation for the operation of the MMIS retroactive to that date.  Among the reasons cited by the Company for purchasing Molina Medicaid Solutions effective May 1, 2010, was the benefit of reducing the Company’s reliance on health plan operations.  For the quarter ended June 30, 2012, the Molina Medicaid Solutions segment gross profit margin rate was 27%, compared with 8% for the Health Plans segment.

Cash Flow

Cash provided by operating activities was $236.0 million for the six months ended June 30, 2012, compared with $114.9 million for the six months ended June 30, 2011.  Deferred revenue was a source of operating cash amounting to $125.4 million in 2012, compared with $38.1 million in 2011.

At June 30, 2012, the Company had cash and investments of $1.1 billion, and the parent company had cash and investments of $39.8 million.

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MOH Reports Second Quarter 2012 Results

July 26, 2012

Reconciliation of Non-GAAP (1) to GAAP Financial Measures

EBITDA (2)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)
Net (loss) income	$(37,306)	$17,440	$(19,217)	$34,828
Add back:
Depreciation and amortization reported in the consolidated statements of cash flows	19,671	16,508	38,010	34,602
Interest expense	3,808	3,683	8,106	7,286
Provision for income taxes	(25,769)	10,287	(14,736)	20,596
EBITDA	$(39,596)	$47,918	$12,163	$97,312
____________

(1)	GAAP stands for U.S. generally accepted accounting principles.
(2)
EBITDA is not prepared in conformity with GAAP because it excludes depreciation and amortization, as well as interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to the GAAP measures of net income, operating income, operating margin, or cash provided by operating activities, nor should EBITDA be considered in isolation from these GAAP measures of operating performance.  Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in the Company’s industry.

Conference Call

The Company’s management will host a conference call and webcast to discuss its second quarter results at 5:00 p.m. Eastern time on Thursday, July 26, 2012.  The number to call for the interactive teleconference is (212) 231-2927.  A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Thursday, July 26, 2012, through 6:00 p.m. on Friday, July 27, 2012, by dialing (800) 633-8284 and entering confirmation number 21596713.  A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com, or at www.earnings.com.  A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  The Company’s licensed health plans in California, Florida, Michigan, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.8 million members, and its subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

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MOH Reports Second Quarter 2012 Results

July 26, 2012

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, anticipated future events, and projected earnings per diluted share for fiscal year 2012.  Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

●
the success and timing of our medical cost containment initiatives in Texas, the finalization of rate increases in Texas effective September 1, 2012, and other risks associated with the expansion of our Texas health plan’s service areas as of March 1, 2012;

●
significant budget pressures on state governments and their potential inability to maintain current rates, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria;

●
uncertainties regarding the implementation of the Patient Protection and Affordable Care Act, including the potential refusal of a state to expand Medicaid eligibility to its uninsured population, issues surrounding state insurance exchanges, the impact of the health insurance industry excise tax, the effect of various implementing regulations, and uncertainties regarding the impact of other federal or state health care and insurance reform measures;

●
management of the Company’s medical costs, including seasonal flu patterns and rates of utilization that are consistent with the Company’s expectations, and the reduction over time of the high medical costs associated with new populations;

●
the success of the Company’s efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states, and the Company’s ability to grow the Company’s revenues consistent with the Company’s expectations;

●	the accurate estimation of incurred but not reported medical costs across the Company’s health plans;
●
risks associated with the continued growth in new Medicaid and Medicare enrollees, and the development of actuarially sound rates with respect to such new enrollees, including dually eligible enrollees;

●	retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including Medicaid pharmaceutical rebates;
●	the continuation and renewal of the government contracts of both the Company’s health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed;
●	the timing of receipt and recognition of revenue and the amortization of expense under the state contracts of Molina Medicaid Solutions in Maine or Idaho;
●	additional administrative costs and the potential payment of additional amounts to providers and/or the state by Molina Medicaid Solutions as a result of MMIS implementation issues in Maine or Idaho;
●	government audits and reviews, and any enrollment freeze or monitoring program that may result therefrom;
●	changes with respect to the Company’s provider contracts and the loss of providers;
●
the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, and the interpretation and implementation of medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements;

●	the interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;
●	approval by state regulators of dividends and distributions by the Company’s health plan subsidiaries;
●	changes in funding under the Company’s contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
●	high dollar claims related to catastrophic illness;
●	the favorable resolution of litigation, arbitration, or administrative proceedings, including the Medicaid RFA litigation and duals RFA protest matters now pending in the state of Ohio;
●	restrictions and covenants in the Company’s credit facility;
●	the relatively small number of states in which we operate health plans;
●	the availability of financing to fund and capitalize the Company’s acquisitions and start-up activities and to meet the Company’s liquidity needs;
●	a state’s failure to renew its federal Medicaid waiver;
●	an inadvertent unauthorized disclosure of protected health information;
●	changes generally affecting the managed care or Medicaid management information systems industries;
●	increases in government surcharges, taxes, and assessments;
●	changes in general economic conditions, including unemployment rates;
●	increasing consolidation in the Medicaid industry;

and numerous other risk factors, including those discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, we can give no assurances that the Company’s forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by the Company’s forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements.  All forward‐looking statements in this release represent the Company’s judgment as of July 26, 2012, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

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MOH Reports Second Quarter 2012 Results

July 26, 2012
MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Amounts in thousands, except net (loss) income per share)
Revenue:
Premium revenue	$1,492,272	$1,128,770	$2,819,721	$2,210,208
Service revenue	41,724	36,888	83,929	73,562
Investment income	1,108	1,446	2,825	3,040
Rental income	1,320	–	3,529	–
Total revenue	1,536,424	1,167,104	2,910,004	2,286,810
Expenses:
Medical care costs	1,377,577	949,359	2,508,565	1,862,891
Cost of service revenue	30,613	39,215	61,107	70,436
General and administrative expenses	131,485	96,921	251,708	191,357
Premium tax expenses	39,629	37,709	83,059	74,259
Depreciation and amortization	16,387	12,490	31,412	25,157
Total expenses	1,595,691	1,135,694	2,935,851	2,224,100
Operating (loss) income	(59,267)	31,410	(25,847)	62,710
Interest expense	3,808	3,683	8,106	7,286
(Loss) income before income taxes	(63,075)	27,727	(33,953)	55,424
Provision for income taxes	(25,769)	10,287	(14,736)	20,596
Net (loss) income	$(37,306)	$17,440	$(19,217)	$34,828

Net (loss) income per share:
Basic	$(0.80)	$0.38	$(0.42)	$0.76
Diluted	$(0.80)	$0.38	$(0.42)	$0.75
Weighted average shares outstanding:
Basic	46,355	45,897	46,176	45,743
Diluted	46,355	46,471	46,176	46,392

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	90.3%	81.9%	86.8%	82.1%
Ratio of medical care costs not paid directly to providers to premium revenue	2.0%	2.2%	2.2%	2.2%
Medical care ratio (1)	92.3%	84.1%	89.0%	84.3%
General and administrative expense ratio (2)	8.6%	8.3%	8.6%	8.4%
Premium tax ratio (1)	2.7%	3.3%	2.9%	3.4%
Effective tax rate	(40.9%)	37.1%	(43.4%)	37.2%
____________

(1)	Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium taxes as a percentage of premium revenue.
(2)	Computed as a percentage of total operating revenue.

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MOH Reports Second Quarter 2012 Results

July 26, 2012
MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	Dec. 31, 2011
	(Amounts in thousands, except per-share data)
ASSETS
Current assets:
Cash and cash equivalents	$727,092	$493,827
Investments	344,910	336,916
Receivables	161,007	167,898
Income tax refundable	31,389	11,679
Deferred income taxes	26,858	18,327
Prepaid expenses and other current assets	29,780	19,435
Total current assets	1,321,036	1,048,082
Property, equipment, and capitalized software, net	206,489	190,934
Deferred contract costs	71,344	54,582
Intangible assets, net	90,402	101,796
Goodwill and indefinite-lived intangible assets	151,088	153,954
Auction rate securities	13,101	16,134
Restricted investments	43,608	46,164
Receivable for ceded life and annuity contracts	–	23,401
Other assets	20,400	17,099
	$1,917,468	$1,652,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$525,538	$402,476
Accounts payable and accrued liabilities	136,065	147,214
Deferred revenue	176,373	50,947
Current maturities of long-term debt	1,130	1,197
Total current liabilities	839,106	601,834
Long-term debt	269,338	216,929
Deferred income taxes	40,713	33,127
Liability for ceded life and annuity contracts	–	23,401
Other long-term liabilities	22,301	21,782
Total liabilities	1,171,458	897,073
Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized; outstanding: 46,527 shares at June 30, 2012 and 45,815 shares at December 31, 2011	46	46
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	–	–
Additional paid-in capital	275,556	266,022
Accumulated other comprehensive loss	(785)	(1,405)
Retained earnings	471,193	490,410
Total stockholders’ equity	746,010	755,073
	$1,917,468	$1,652,146

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MOH Reports Second Quarter 2012 Results

July 26, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Amounts in thousands)
Operating activities:
Net (loss) income	$(37,306)	$17,440	$(19,217)	$34,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,671	16,508	38,010	34,602
Deferred income taxes	(9,527)	(4,458)	(621)	(2,839)
Stock-based compensation	5,146	4,310	9,812	8,374
Gain on sale of subsidiary	–	–	(2,390)	–
Non-cash interest on convertible senior notes	1,472	1,371	2,915	2,711
Change in fair value of interest rate swap agreement	1,086	–	1,086	–
Amortization of premium/discount on investments	1,765	1,795	3,615	3,439
Amortization of deferred financing costs	257	504	515	1,007
Tax deficiency from employee stock compensation	(19)	(225)	(50)	(489)
Changes in operating assets and liabilities:
Receivables	61,247	7,611	6,891	26,999
Prepaid expenses and other current assets	(5,065)	5,289	(10,352)	(2,780)
Medical claims and benefits payable	69,705	(9,769)	123,062	(12,743)
Accounts payable and accrued liabilities	12,167	17,081	(22,982)	(8,715)
Deferred revenue	80,883	(24,541)	125,426	38,075
Income taxes	(16,074)	(2,141)	(19,737)	(7,571)
Net cash provided by operating activities	185,408	30,775	235,983	114,898

Investing activities:
Purchases of equipment	(19,796)	(15,925)	(33,301)	(30,866)
Purchases of investments	(56,149)	(78,663)	(144,348)	(183,647)
Sales and maturities of investments	71,005	60,159	136,772	121,434
Proceeds from sale of subsidiary, net of cash surrendered	–	–	9,162	–
Net cash paid in business combinations	–	–	–	(3,253)
Increase in deferred contract costs	(10,062)	(6,770)	(23,055)	(16,405)
Increase in restricted investments	(1,661)	(1,023)	(2,154)	(8,230)
Change in other noncurrent assets and liabilities	(1,926)	3,200	(4,383)	2,190
Net cash used in investing activities	(18,589)	(39,022)	(61,307)	(118,777)

Financing activities:
Amount borrowed under credit facility	50,000	–	60,000	–
Repayment of amount borrowed under credit facility	(10,000)	–	(10,000)	–
Principal payments on term loan	(272)	–	(573)	–
Proceeds from employee stock plans	2,737	3,178	5,485	5,640
Excess tax benefits from employee stock compensation	85	490	3,677	1,566
Net cash provided by financing activities	42,550	3,668	58,589	7,206
Net increase (decrease) in cash and cash equivalents	209,369	(4,579)	233,265	3,327
Cash and cash equivalents at beginning of period	517,723	463,792	493,827	455,886
Cash and cash equivalents at end of period	$727,092	$459,213	$727,092	$459,213

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MOH Reports Second Quarter 2012 Results

July 26, 2012
MOLINA HEALTHCARE, INC.
UNAUDITED DEPRECIATION AND AMORTIZATION DATA

Depreciation and amortization related to the Company’s Health Plans segment is all recorded in “Depreciation and Amortization” in the consolidated statements of operations.  Depreciation and amortization related to the Company’s Molina Medicaid Solutions segment is recorded within three different headings in the consolidated statements of operations as follows:

●	Amortization of purchased intangibles relating to customer relationships is reported as amortization within the heading “Depreciation and Amortization;”
●	Amortization of purchased intangibles relating to contract backlog is recorded as a reduction of “Service Revenue;” and
●	Depreciation is recorded within the heading “Cost of Service Revenue.”

The following table presents all depreciation and amortization recorded in the Company’s consolidated statements of operations, regardless of whether the item appears as depreciation and amortization, a reduction of revenue, or as cost of service revenue.

	Three Months Ended June 30,
	2012		2011
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in thousands)
Depreciation and amortization of capitalized software	$10,851	0.7%	$7,225	0.6%
Amortization of intangible assets	5,536	0.4	5,265	0.5
Depreciation and amortization reported as such in the consolidated statements of operations	16,387	1.1	12,490	1.1
Amortization recorded as reduction of service revenue	153	–	1,546	0.1
Amortization of capitalized software recorded as cost of service revenue	3,131	0.2	2,472	0.2
Total	$19,671	1.3%	$16,508	1.4%

	Six Months Ended June 30,
	2012		2011
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in thousands)
Depreciation, and amortization of capitalized software	$20,323	0.7%	$14,625	0.6%
Amortization of intangible assets	11,089	0.4	10,532	0.5
Depreciation and amortization reported as such in the consolidated statements of operations	31,412	1.1	25,157	1.1
Amortization recorded as reduction of service revenue	306	–	3,732	0.2
Amortization of capitalized software recorded as cost of service revenue	6,292	0.2	5,713	0.2
Total	$38,010	1.3%	$34,602	1.5%

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MOH Reports Second Quarter 2012 Results

July 26, 2012
MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

	June 30, 2012	March 31, 2012	Dec. 31, 2011	June 30, 2011
Total Ending Membership by Health Plan:
California	350,000	351,000	355,000	348,000
Florida	70,000	69,000	69,000	66,000
Michigan	220,000	222,000	222,000	220,000
Missouri (1)	79,000	81,000	79,000	80,000
New Mexico	89,000	89,000	88,000	89,000
Ohio	260,000	249,000	248,000	245,000
Texas	301,000	280,000	155,000	129,000
Utah	86,000	86,000	84,000	82,000
Washington	356,000	356,000	355,000	345,000
Wisconsin	42,000	42,000	42,000	41,000
Total	1,853,000	1,825,000	1,697,000	1,645,000

Total Ending Membership by State for the Medicare Advantage Plans:
California	7,000	6,900	6,900	6,000
Florida	900	800	800	600
Michigan	8,900	8,500	8,200	7,100
New Mexico	900	900	800	700
Ohio	200	200	200	200
Texas	800	800	700	600
Utah	8,300	8,100	8,400	7,000
Washington	5,700	5,200	5,000	4,000
Total	32,700	31,400	31,000	26,200

Total Ending Membership by State for the Aged, Blind or Disabled Population:
California	41,100	37,300	31,500	17,000
Florida	10,400	10,500	10,400	10,300
Michigan	40,000	38,800	37,500	31,600
New Mexico	5,600	5,600	5,600	5,600
Ohio	29,600	29,700	29,100	28,700
Texas	111,000	109,000	63,700	52,000
Utah	8,800	8,700	8,500	8,300
Washington	4,400	4,700	4,800	4,400
Wisconsin	1,700	1,700	1,700	1,700
Total	252,600	246,000	192,800	159,600
____________

(1)	The Company’s contract with the state of Missouri expired without renewal on June 30, 2012.

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MOH Reports Second Quarter 2012 Results

July 26, 2012

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands except per member per month amounts)

	Three Months Ended June 30, 2012
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	1,056	$167,644	$158.77	$149,239	$141.34	89.0%	$2,695
Florida	210	57,303	273.00	48,442	230.79	84.5	(20)
Michigan	662	162,758	245.89	141,682	214.04	87.1	1,073
Missouri (2)	240	57,205	237.97	59,981	249.52	104.9	–
New Mexico	266	85,360	320.92	67,836	255.03	79.5	2,257
Ohio	762	297,069	389.85	245,284	321.89	82.6	23,012
Texas	907	359,486	396.63	393,237	433.87	109.4	6,669
Utah	259	76,911	297.00	63,419	244.90	82.5	–
Washington	1,068	207,376	194.14	174,045	162.93	83.9	3,799
Wisconsin	125	18,788	150.12	22,758	181.84	121.1	–
Other (3)	–	2,372	–	11,654	–	–	144
	5,555	$1,492,272	$268.65	$1,377,577	$248.00	92.3%	$39,629

	Three Months Ended June 30, 2011
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	1,043	$139,097	$133.35	$117,511	$112.66	84.5%	$1,921
Florida	197	49,770	252.78	48,294	245.29	97.0	34
Michigan	668	165,575	247.74	130,325	195.00	78.7	9,728
Missouri (2)	243	56,625	232.80	51,100	210.08	90.2	–
New Mexico	270	81,973	304.29	68,579	254.57	83.7	2,423
Ohio	736	230,874	313.36	179,102	243.09	77.6	17,782
Texas	391	104,399	267.06	99,154	253.64	95.0	2,063
Utah	244	77,507	318.32	58,473	240.15	75.4	–
Washington	1,027	202,595	197.39	171,742	167.33	84.8	3,662
Wisconsin	121	17,840	147.02	14,415	118.79	80.8	44
Other (3)	–	2,515	–	10,664	–	–	52
	4,940	$1,128,770	$228.50	$949,359	$192.18	84.1%	$37,709
____________

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	The Company’s contract with the state of Missouri expired without renewal on June 30, 2012.
(3)	“Other” medical care costs also include medically related administrative costs at the parent company.

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MOH Reports Second Quarter 2012 Results

July 26, 2012
MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands except per member per month amounts)

	Six Months Ended June 30, 2012
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	2,115	$329,329	$155.70	$290,588	$137.39	88.2%	$5,004
Florida	418	113,493	271.44	98,011	234.41	86.4	(13)
Michigan	1,327	330,664	249.20	275,893	207.92	83.4	10,157
Missouri (2)	483	113,818	235.63	113,101	234.15	99.4	–
New Mexico	532	168,621	317.10	134,947	253.78	80.0	4,210
Ohio	1,508	590,594	391.77	481,985	319.72	81.6	45,865
Texas	1,499	557,722	372.11	573,326	382.53	102.8	9,866
Utah	511	152,049	297.29	121,300	237.17	79.8	–
Washington	2,135	422,986	198.11	355,470	166.49	84.0	7,711
Wisconsin	250	35,930	143.54	39,644	158.31	110.3	–
Other (3)	–	4,515	–	24,300	–	–	259
	10,778	$2,819,721	$261.61	$2,508,565	$232.75	89.0%	$83,059

	Six Months Ended June 30, 2011
	Member Months(1)	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
		Total	PMPM	Total	PMPM
California	2,084	$274,073	$131.49	$231,248	$110.95	84.4%	$3,823
Florida	389	98,992	254.68	95,863	246.63	96.8	51
Michigan	1,346	330,335	245.38	264,053	196.15	79.9	19,575
Missouri (2)	488	111,792	229.05	102,707	210.44	91.9	–
New Mexico	541	166,579	308.12	138,616	256.40	83.2	4,388
Ohio	1,473	461,213	313.02	350,853	238.12	76.1	35,557
Texas	740	185,210	250.28	172,769	233.47	93.3	3,403
Utah	480	145,442	303.28	112,312	234.20	77.2	–
Washington	2,061	397,867	193.09	340,857	165.42	85.7	7,323
Wisconsin	241	34,257	142.17	33,794	140.25	98.7	44
Other (3)	–	4,448	–	19,819	–	–	95
	9,843	$2,210,208	$224.56	$1,862,891	$189.27	84.3%	$74,259
____________

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	The Company’s contract with the state of Missouri expired without renewal on June 30, 2012.
(3)	“Other” medical care costs also include medically related administrative costs of the parent company.

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MOH Reports Second Quarter 2012 Results

July 26, 2012
MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Amounts in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended June 30,
	2012			2011
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$981,002	$176.60	71.2%	$695,551	$140.80	73.2%
Capitation	138,891	25.00	10.1	125,958	25.50	13.2
Pharmacy	212,944	38.33	15.5	87,870	17.79	9.4
Other	44,740	8.07	3.2	39,980	8.09	4.2
Total	$1,377,577	$248.00	100.0%	$949,359	$192.18	100.0%

	Six Months Ended June 30,
	2012			2011
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$1,758,269	$163.13	70.1%	$1,351,435	$137.31	72.5%
Capitation	274,929	25.51	11.0	254,640	25.87	13.7
Pharmacy	386,181	35.83	15.4	179,446	18.23	9.6
Other	89,186	8.28	3.5	77,370	7.86	4.2
Total	$2,508,565	$232.75	100.0%	$1,862,891	$189.27	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	June 30, 2012	Dec. 31, 2011	June 30, 2011
	(In thousands)
Fee-for-service claims incurred but not paid (IBNP)	$378,782	$301,020	$270,558
Capitation payable	79,739	53,532	43,131
Pharmacy	34,848	26,178	15,094
Other	32,169	21,746	12,830
	$525,538	$402,476	$341,613

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MOH Reports Second Quarter 2012 Results

July 26, 2012
MOLINA HEALTHCARE, INC.
UNAUDITED CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period were (more) or less than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Six Months Ended June 30,		Three Months Ended June 30,
	2012	2011	2012	2011	Year Ended Dec. 31, 2011
	(Dollars in thousands, except per-member amounts)
Balances at beginning of period	$402,476	$354,356	$455,833	$351,382	$354,356
Components of medical care costs related to:
Current period	2,544,922	1,908,289	1,377,084	969,100	3,911,803
Prior periods	(36,357)	(45,398)	493	(19,741)	(51,809)
Total medical care costs	2,508,565	1,862,891	1,377,577	949,359	3,859,994
Payments for medical care costs related to:
Current period	2,033,611	1,584,636	891,573	666,081	3,516,994
Prior periods	351,892	290,998	416,299	293,047	294,880
Total paid	2,385,503	1,875,634	1,307,872	959,128	3,811,874
Balances at end of period	$525,538	$341,613	$525,538	$341,613	$402,476
Benefit from prior period as a percentage of:
Balance at beginning of period	9.0%	12.8%	(0.1%)	5.6%	14.6%
Premium revenue	1.3%	2.1%	0.0%	1.7%	1.1%
Total medical care costs	1.4%	2.4%	0.0%	2.1%	1.3%

Claims Data:
Days in claims payable, fee for service	44	39	44	39	40
Number of members at end of period	1,853,000	1,645,000	1,853,000	1,645,000	1,697,000
Number of claims in inventory at end of period	209,200	121,900	209,200	121,900	111,100
Billed charges of claims in inventory at end of period	$324,500	$205,800	$324,500	$205,800	$207,600
Claims in inventory per member at end of period	0.11	0.07	0.11	0.07	0.07
Billed charges of claims in inventory per member at end of period	$175.12	$125.11	$175.12	$125.11	$122.33
Number of claims received during the period	10,375,700	8,715,200	5,520,100	4,373,000	17,207,500
Billed charges of claims received during the period	$9,388,700	$6,963,300	$5,051,800	$3,576,700	$14,306,500

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